February 5, 2009 - 7:33 AM EST

4C Controls Announces the Appointment of Mr. Anastasios Angeloglou as Chief Executive Officer

4C Controls Inc., (OTCBB: FOUR.OB) today announced that the Company’s Board of Directors has appointed Mr. Anastasios Angeloglou as Chief Executive Officer.

Prior to his appointment, Mr. Angeloglou served for the past 12 months as the Chief Executive Officer of 4C Security Solutions Limited, an Australian company which has a strategic alliance with 4C Controls. In line with the Company’s growth strategy, and our recent successful establishment of three operational entities, which the Company intends to follow with further operational expansion, as well as the expansion of the Company’s satellite imagery distribution business based on the Company’s recently executed contract with e-GEOS, the Board of Directors sought to appoint an executive with significant hands on experience in growing diverse international operations and building a world class organisation to serve its customers. Mr. Angeloglou is a highly seasoned senior executive who has the management skills and technical expertise to execute 4C Controls’ mission and vision. He brings with him more than 20 years of international business experience and a proven track record for team-building and team-leading. His experience in managing large and diverse operations will be highly valuable to 4C Controls as it commences delivery of its business strategy to create a full spectrum provider of turnkey integrated solutions for sophisticated end users in international commercial, governmental and military sectors. Mr. Angeloglou will serve as Group CEO of 4C Controls and all of its operating units, subsidiaries and joint ventures.

The Company’s former CEO, Mr. Olivier de Vergnies, will continue to serve the Company on the Board of Directors and as a member of the Executive Committee. Having successfully established the corporate foundation for the Company, Mr. de Vergnies will continue to play a key role supporting the new CEO and the Board as well as focusing his extensive management and financial skills on furthering the progress of significant corporate and partnership opportunities for the Company.

Mr. Jean-Robert Martin, Chairman of the Board of 4C Controls, said, “The Board is very pleased to have Mr. Angeloglou join us to lead the highly professional 4C Controls management team. His proven track record and experience in running dynamic and fast growing international corporations will be exceptionally valuable as we continue to build our global integrated security solutions company. We also gratefully acknowledge the assistance and value Mr. de Vergnies brought to the Company during the period of his services as interim CEO of the Company.”

Prior to his appointment as CEO of 4C Security Solutions, Mr. Angeloglou served as the CEO of OTE International Solutions (OTEGlobe) and Chief Officer of Wholesale Services for Hellenic Telecommunications Organization S.A., a New York Stock Exchange listed company (OTE). Before his tenure with OTE Group, between 1996 and 2000, Mr. Angeloglou was the CEO of Global One Communications Hellas S.A., the joint venture of France Telecom, Deutsche Telekom & US Sprint, which is now France Telecom. Between 1991 and 1996, he held senior positions with Infonet Services Corporation Ltd, responsible for that company’s sales in European, Middle East & Africa, and global business development. Between 1985 and 1991, he held telecommunications engineering positions with Exxon Chemical International Ltd, S.I.T.A., and Phillips International B.V. Mr. Angeloglou was born in 1959 in Greece and he is a graduate of London University, with postgraduate studies in Wales and Belgium, in the fields of Computer Science & Mathematics, and Network Systems Engineering.

About 4C Controls Inc.

4C Controls is an international Company which provides global high technology integrated security solutions facilitating real-time early warning and reduction of time scales from threat-detection to termination in the field. The Company's primary focus is on electronic surveillance / access control markets, biometric, radio frequency identification (RFID), real-time locating systems (RTLS) and closed-circuit television (CCTV), high resolution low equatorial synthetic aperture radar (SAR) satellites, satellite design, manufacturing and operation, satellite images and processing analysis and distribution, ground high performance radars for intrusion detection, and data protection. For more information see www.4Ccontrols.com.

Forward-Looking Statements

This press release contains 'forward-looking statements' as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. 4C Controls cannot provide assurances that any prospective matters described in the press release will be successfully completed or that 4C Controls will realize the anticipated benefits of any plans. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by 4C Controls with the U.S. Securities & Exchange Commission. 4C Controls undertakes no obligation to update information contained in this release.

4C Controls Inc.
Anastasios Angeloglou, CEO, +971 509021 250
ceo@4ccontrols.com

Source: Business Wire (February 5, 2009 - 7:33 AM EST)

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